                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                -----------------



                                   FORM 8-K/A
                                 AMENDMENT NO. 1


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) December 29, 2000
                                                        -----------------

                                  GENCORP INC.
                                  ------------

               (Exact Name of Registrant as Specified in Charter)



            Ohio                       1-01520              34-0244000
            ----                       -------              ----------
(State or Other Jurisdiction      (Commission File         IRS Employer
      of Incorporation)                Number)          Identification No.)



Highway 50 and Aerojet Road, Rancho Cordova, California              95670
-------------------------------------------------------              -----
         (Address of Principal Executive Offices)                  (Zip Code)


P.O. Box 537012, Sacramento, California                      95853-7012
---------------------------------------                      ----------
         (Mailing Address)                                   (Zip Code)


        Registrant's telephone number, including area code (916) 355-4000

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

         On January 12, 2001, GenCorp Inc., an Ohio corporation ("GenCorp"), filed a Current Report on Form 8-K describing the acquisition on December 29, 2000, of all of the outstanding capital stock of various companies comprising the Draftex International Car Body Seals Division ("Draftex") of The Laird Group Public Limited Company, a United Kingdom company ("Laird"). Certain financial statements of Draftex and certain pro forma financial data of GenCorp were not then available and therefore were not included in the January 12, 2001 Form 8-K filing. GenCorp hereby amends its Form 8-K filed on January 12, 2001 to include the financial statements and pro forma financial information set forth below in
Item 7.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         a)       Financial Statements of Businesses Acquired

                  Report of Ernst & Young LLP, Independent Auditors
                  Combined Consolidated Statement of Operations for the year ended December 29, 2000
                  Combined Consolidated Balance Sheet as of December 29, 2000 Combined Consolidated Statement of Shareholder's Equity for
                    the year ended December 29, 2000
                  Combined Consolidated Statement of Cash Flows for the year ended December 29, 2000
                  Notes to Combined Consolidated Financial Statements

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholder of Draftex:

         We have audited the accompanying combined consolidated balance sheet of the various companies comprising the Draftex International Car Body Seals Division (Draftex) of the Laird Group Public Limited Company as of December 29, 2000, and the related combined consolidated statements of operations, shareholder's equity and cash flows for year ended December 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Draftex at December 29, 2000, and the combined consolidated results of its operations and its cash flows for the year ended December 29, 2000, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP


Sacramento, California
February 28, 2001

                                     DRAFTEX
                  COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 29, 2000
                           (U.S. dollars, in millions)




NET SALES                                                            $   437.2

COSTS AND EXPENSES:
     Cost of products sold                                               420.9
     Selling, general and administrative                                   9.2
     Depreciation and amortization                                        13.8
     Interest expense                                                      2.2
     Other (income) expense, net                                           3.5
     Interest and management fees paid to Laird                            8.6
     Unusual items                                                        11.4
                                                               ----------------
                                                                         469.6
                                                               ----------------
LOSS BEFORE INCOME TAXES                                                 (32.4)
     Income tax provision                                                  0.9
                                                               ----------------
NET LOSS                                                             $   (33.3)
                                                               ================

See accompanying notes to combined consolidated financial statements.

                                     DRAFTEX
                       COMBINED CONSOLIDATED BALANCE SHEET
                                DECEMBER 29, 2000
                           (U.S. dollars, in millions)



CURRENT ASSETS
Cash and cash equivalents                                              $   20.5
Accounts receivable (net of allowance for doubtful accounts of $1.0)       60.7
Inventories, net                                                           33.2
Receivable from Draftex SA, a related party                                 1.4
Prepaid expenses and other                                                  8.8
Deferred income tax asset                                                  13.2
                                                                       --------
  TOTAL CURRENT ASSETS                                                    137.8
Other assets                                                                0.4
Property, plant and equipment, at cost
     Land                                                                   3.8
     Buildings and improvements                                            33.7
     Machinery and equipment                                              258.4
     Tooling                                                                2.3
     Construction-in-progress                                               7.7
                                                                       --------
                                                                          305.9
     Less: accumulated depreciation                                      (120.8)
                                                                       --------
       Net property, plant and equipment                                  185.1
                                                                       --------
   TOTAL ASSETS                                                        $  323.3
                                                                       ========

CURRENT LIABILITIES
Accounts payable                                                       $   53.8
Accrued expenses                                                           34.2
Payable to Draftex SA, a related party                                     19.3
Income taxes payable                                                       32.0
Notes payable and current portion of long-term debt                         4.7
                                                                       --------
  TOTAL CURRENT LIABILITIES                                               144.0
Long-term debt                                                              5.8
Payable to Laird Group plc, a related party                                35.4
Payable to GenCorp Inc. and subsidiaries                                   13.9
Deferred income tax liability                                              16.3
Other long-term liabilities                                                18.7


Shareholder's Equity
     Share capital                                                        195.2
     Accumulated deficit                                                 (105.6)
     Accumulated other comprehensive loss                                  (0.4)
                                                                       --------
      TOTAL SHAREHOLDER'S EQUITY                                           89.2
                                                                       --------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                           $  323.3
                                                                       ========

See accompanying notes to combined consolidated financial statements.

                                     DRAFTEX
             COMBINED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                          YEAR ENDED DECEMBER 29, 2000
                           (U.S. dollars, in millions)




                                                                                      ACCUMULATED OTHER
                                                                                                                 TOTAL
                                                    SHARE           ACCUMULATED         COMPREHENSIVE        SHAREHOLDER'S
                                                   CAPITAL            DEFICIT               LOSS                EQUITY
                                               ----------------- ------------------- -------------------- --------------------
BALANCES AT DECEMBER 31, 1999                             $ 60.1           $ (45.9)           $        -            $    14.2
Currency translation adjustment                                                                     (0.4)                (0.4)
Contributions from Laird                                   135.1                                                        135.1
Cash dividends to Laird                                                      (26.4)                                     (26.4)
Net loss                                                                     (33.3)                                     (33.3)
                                               ----------------- ------------------- -------------------- --------------------
BALANCES AT DECEMBER 29, 2000                             $195.2           $(105.6)           $     (0.4)           $    89.2
                                               ================= =================== ==================== ====================

See accompanying notes to combined consolidated financial statements.

                                     DRAFTEX
                  COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 29, 2000
                           (U.S. dollars, in millions)



OPERATING ACTIVITIES
Net loss                                                                                                 $  (33.3)
Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation, amortization and (loss)gain                                                              14.5
         on disposal of fixed assets
      Change in deferred income taxes                                                                        (5.9)
      Net changes in operating assets and liabilities:
           Accounts receivable                                                                               15.5
           Inventories, net                                                                                  (1.7)
           Other current assets                                                                               1.4
           Other non-current assets                                                                          (0.2)
           Current liabilities                                                                                7.4
           Net payable to Draftex SA                                                                        (10.6)
           Other long-term liabilities                                                                       (1.8)
                                                                                                     --------------
                  Net Cash Used In Operating Activities                                                     (14.7)
INVESTING ACTIVITIES
Capital expenditures                                                                                        (31.2)
Proceeds from asset dispositions                                                                             20.2
                                                                                                     --------------
                  Net Cash Used in Investing Activities                                                     (11.0)
FINANCING ACTIVITIES
Long-term debt incurred                                                                                       1.8
Long-term debt paid                                                                                          (0.7)
Notes payable paid, net of borrowings                                                                        (7.4)
Borrowings from GenCorp Inc.                                                                                 13.9
Dividends paid                                                                                              (26.4)
Transactions with Laird                                                                                      46.5
                                                                                                     --------------
                  Net Cash Provided by Financing Activities                                                  27.7
                                                                                                     --------------
                  Net Increase in Cash and Cash Equivalents                                                   2.0
                  Cash and Cash Equivalents at Beginning of Year                                             18.5
                                                                                                     --------------
                  Cash and Cash Equivalents at End of Year                                                 $ 20.5
                                                                                                     ==============

NON-CASH INVESTING AND FINANCING ACTIVITIES
Non-cash equity contribution from Laird                                                                    $135.1
                                                                                                     ==============


See accompanying notes to combined consolidated financial statements.

                                     DRAFTEX
               NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 29, 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PURPOSE - As more fully described in Note C, GenCorp Inc. (GenCorp) purchased the stock of 15 entities in six countries on December 29, 2000 from The Laird Group Public Limited Company (Laird). These entities have been combined and consolidated to form Draftex International Car Body Seals Division (Draftex, or the Company) that on December 30, 2000 became a wholly owned subsidiary of GenCorp Inc. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States as of and for the year ended December 29, 2000.

ORGANIZATION - The Company is a multinational automobile parts manufacturer with 11 manufacturing plants in six countries including Spain, France, Germany, Czech Republic, China, and the United States.

COMBINATION AND CONSOLIDATION - The combined consolidated financial statements of the Company include the accounts of the headquarters, technical center and 11 manufacturing plants. The operating results of one manufacturing plant, Beijing Wanyuan - Draftex Sealing Products Company Limited (Draftex-China), reflect Beijing Wanyuan Sealing Device Factory's 40 percent minority interest. Amounts relating to this minority interest have been included in other long-term liabilities and other (income) expense. All significant intercompany accounts and transactions have been eliminated in combination and consolidation.

REVENUE RECOGNITION - Generally, sales are recorded when products are shipped or customer acceptance has occurred and all other significant customer obligations have been met. Liabilities are established for product returns, warranty costs and other adjustments based upon historical experience and adjusted as necessary. Shipping and handling fees billed to customers are included in sales, while the related costs are included in cost of sales.

USE OF ESTIMATES - The preparation of the combined consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's cash equivalents and short and long-term bank debt bear interest at market rates. Therefore, their carrying values approximate their fair values.

CONCENTRATIONS OF CREDIT RISK - Financial instruments which subject the Company to potential credit risk consist of its cash equivalents and accounts receivable. The Company believes the financial risks associated with these financial instruments are minimal. The Company extends reasonably short collection terms but does not require collateral. The Company has not experienced significant losses to date.

         Receivables are due primarily from large automobile manufacturers, and at December 29, 2000, approximately 46% of outstanding receivables were due from two customers. During the year ended December 29, 2000, sales to two customers accounted for 25% and 19% of total sales, respectively.

INVENTORIES - Inventories are stated at the lower of cost or market. Cost is generally determined using the first-in, first-out method.

LONG-LIVED ASSETS - Property, plant and equipment are recorded at cost. Refurbishment costs are capitalized in the property accounts, whereas ordinary maintenance and repair costs are expensed as incurred. Depreciation is computed by the straight-line method. Depreciable lives on buildings and improvements, and machinery and equipment, range from 30 years to 50 years, and 3 years to 13 years, respectively.

         Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated future cash flows resulting from the use and ultimate disposition of the asset.

ENVIRONMENTAL COSTS - The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and pollution in ongoing operations, if any. The Company accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred.

INCOME TAXES - Deferred income taxes are provided for temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes.

EQUITY - Equity includes share capital, which represents amounts contributed by Laird and reduced by dividends paid to Laird, results from operations, and other comprehensive results from operations. The amounts are presented on a combined, consolidated basis.

STATEMENT OF CASH FLOWS - For purposes of the statement of cash flows, all highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

FOREIGN CURRENCY TRANSLATION - The financial statements of the Company have been prepared in U.S. dollars. The functional currency of the companies located outside of the United States is the currency of the primary economic environment in which they operate, which generally is the local currency. When translating the financial statements of the companies located outside the U.S. into U.S. dollars, income and expense items are translated at average monthly rates of exchange, and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are reported as a component of accumulated other comprehensive loss in shareholder's equity. The Company periodically enters into short-term foreign currency forward contracts to hedge the risk of currency fluctuations on its cash flow. No significant foreign currency forward contracts were outstanding at year end. Currency transaction gains or losses that were recognized in current operations were not significant to the Company's results of operations for the year ended December 29, 2000.

RESEARCH AND DEVELOPMENT - Company-sponsored research and development expense includes the costs of technical activities that are useful in developing new products, services, processes or techniques, as well as those expenses for technical activities that may significantly improve existing products or processes and are expensed as incurred. Research and development expenses were not material in the current year.

PREPRODUCTION COSTS RELATED TO LONG-TERM SUPPLY ARRANGEMENTS - The cost of tooling that the Company owns is capitalized as part of plant, property and equipment and depreciated over four years. Tooling costs are also capitalized if the customer owns the tooling, but the Company has a noncancelable right to use the tooling over the contract period. Costs incurred in connection with the design and development of tooling that will be billed to customers upon completion is carried as a component of other assets. Design and development costs related to customer products are deferred if there is an agreement to collect such costs from the customer. If no such agreement exists, the costs are expensed as incurred.

NOTE B - NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities which, as amended, is required to be adopted in years beginning after June 15, 2000. Because of the Company's historically minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company. However, the Company is evaluating future transactions that may be subject to the provisions of the new Statement.

NOTE C -BUSINESS COMBINATIONS

         On December 29, 2000 GenCorp acquired the Company for an estimated cash purchase price of approximately $209 million. The final purchase price will be adjusted to reflect certain adjustments provided for in the purchase agreement which are currently being negotiated with the seller. The acquisition has been accounted for under the purchase method of accounting. Draftex is now part of GenCorp's GDX Automotive business segment. Upon acquisition, the Company became a guarantor of a new $500 million credit facility of GenCorp.

NOTE D - UNUSUAL ITEMS

         For the year ended December 29, 2000, the Company incurred unusual expenses of $11.4 million relating to its efforts to control expenses as a means of offsetting the impact of customer pricing pressures. As a result, the cost base of operations in Germany was reviewed and certain actions were taken, including the transfer of capacity to other lower cost Draftex plants.

NOTE E - INCOME TAXES

         The provision for income taxes and a reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory rate are as follows:

                                                                            YEAR ENDED DECEMBER 29, 2000
                                                                   ------------------------------------------------
                                                                        TOTAL            U.S.          FOREIGN
                                                                   ---------------- --------------- ---------------
INCOME TAX PROVISION (BENEFIT)                                               (U.S.dollars, in millions)
Current                                                                      $ 6.8            $  -     $       6.8
Deferred                                                                      (5.9)            0.7            (6.6)
                                                                   ---------------- --------------- ---------------
     Income Tax Provision (Benefit)                                          $ 0.9            $0.7     $       0.2
                                                                   ================ =============== ===============


                                                                                                   YEAR ENDED
                                                                                               DECEMBER 29, 2000
                                                                                               --------------------
RECONCILIATION OF THE INCOME TAX PROVISION
U.S. statutory federal income tax rate                                                                        35.0%
Effect of (in points):
   State taxes, net of federal income tax benefit                                                              3.5
   Change in valuation allowance                                                                             (47.0)
   Rate differential between U.S. statutory and rate in foreign jurisdictions                                  2.2
   Others, net                                                                                                 3.5
                                                                                               --------------------
             Effective Income Tax Rate                                                                        (2.8)%
                                                                                               ====================

         Deferred income tax assets and liabilities reflect the estimated tax effect of accumulated temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities are as follows:

                                                                                               DECEMBER 29, 2000
                                                                                         -----------------------------
                                                                                             Assets      Liabilities
                                                                                         -----------------------------
DEFERRED INCOME TAXES                                                                     (U.S.dollars, in millions)
Inventory valuation                                                                      $      0.2      $      -
Receivable valuation                                                                            0.1             -
Depreciation/fixed assets                                                                         -          (9.3)
NOLs                                                                                           20.0             -
Other                                                                                           8.3          (7.0)
                                                                                         --------------- -------------
    Total Deferred Income Taxes                                                                28.6      $  (16.3)
        Valuation allowance                                                                   (15.4)     =============
                                                                                         ---------------
                  Total                                                                  $     13.2
                                                                                         ===============

         The valuation allowance arose in the current year primarily as a result of the current year net operating losses (NOLs). The majority of the NOL and tax credit carryforwards have an indefinite carryforward period with the remaining portion expiring in years through 2020. Cash paid for income taxes was approximately $9 million in 2000.

NOTE F - INVENTORIES

                                                                                          DECEMBER
                                                                                          29, 2000
                                                                                        -------------
                                                                                        (U.S.dollars,
                                                                                        in millions)
Raw materials and supplies                                                                   $15.2
Work-in-process                                                                                7.1
Finished products                                                                             10.9
                                                                                        -------------
  Inventories                                                                                $33.2
                                                                                        =============

NOTE G - PENSION PLANS

         The Company has two defined benefit pension plans that cover substantially all salaried and hourly employees at its French and German facilities - similar programs at its other facilities are not material. Normal retirement age is generally 65 or 63, but certain plan provisions allow for earlier retirement. The Company's funding policy is consistent with the funding requirements of the applicable laws in France and Germany. The pension plans provide for pension benefits, the amounts of which are calculated under formulas principally based on average earnings and length of service for salaried employees and under negotiated non-wage based formulas for hourly employees. The majority of the pension plans' assets are invested in short-term investments, listed stocks and bonds.

                                                                                          YEAR ENDED
                                                                                       DECEMBER 29, 2000
                                                                                      --------------------
                                                                                       (U.S.dollars, in
CHANGE IN BENEFIT OBLIGATION                                                               millions)
Benefit obligation at beginning of year                                                    $    6.1
  Service cost                                                                                  0.3
  Interest cost                                                                                 0.3
  Actuarial loss                                                                                0.1
  Benefits paid                                                                                (0.1)
  Translation effect                                                                           (0.3)
                                                                                      --------------------
         Benefit Obligation at End of Year                                                 $    6.4
                                                                                      ====================

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                                             $    0.3
  Actual return on assets                                                                       -
  Benefits paid                                                                                (0.1)
                                                                                      --------------------
         Fair Value of Plan Assets at End of Year                                          $    0.2
                                                                                      ====================

FUNDED STATUS                                                                              $    6.2
  Unrecognized actuarial (gain)/loss                                                           (0.1)
  Minimum funding liability                                                                     0.1
                                                                                      --------------------
         Net Amount Recognized                                                             $    6.2
                                                                                      ====================

                                                                                       DECEMBER 29, 2000
                                                                                      --------------------
                                                                                       (U.S. dollars, in
ACCRUED EXPENSES                                                                           millions)
AMOUNTS RECOGNIZED IN THE COMBINED CONSOLIDATED BALANCE SHEET
   Other long-term liabilities                                                           $   (6.2)
                                                                                      --------------------
         Net Amount Recognized at End of Year                                            $   (6.2)
                                                                                      ====================

NET PERIODIC PENSION COST
   Service cost                                                                          $    0.3
   Interest cost                                                                              0.3
   Expected return on plan assets                                                             -
                                                                                      --------------------
         Net Periodic Pension Cost                                                       $    0.6
                                                                                      ====================

WEIGHTED AVERAGE ASSUMPTIONS
   Discount rate                                                                              6%
   Assumed long-term rate of return on plan assets                                            6%
   Annual rate of salary increase                                                             3%

NOTE H - ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

                                                                                       DECEMBER 29, 2000
                                                                                      --------------------
                                                                                       (U.S.dollars, in
ACCRUED EXPENSES                                                                           millions)
Payable for goods and services                                                        $      21.4
Accrued compensation and employee benefits                                                    5.5
Other                                                                                         7.3
                                                                                      --------------------
   Accrued Expenses                                                                   $      34.2
                                                                                      ====================

                                                                                       DECEMBER 29, 2000
                                                                                      --------------------
                                                                                       (U.S.dollars, in
OTHER LONG-TERM LIABILITIES                                                                millions)
Minority interest in combined subsidiary                                              $       4.6
Pension liability                                                                             6.2
Other                                                                                         7.9
                                                                                      --------------------
   Other Long-Term Liabilities                                                        $      18.7
                                                                                      ====================

NOTE I - NOTES PAYABLE AND LONG-TERM DEBT

         Notes payable and long-term debt consisted of the following:
                                                                                       DECEMBER 29, 2000
                                                                                      --------------------
                                                                                       (U.S.dollars, in
                                                                                           millions)
Capital lease agreements                                                              $       2.3
Notes payable and other                                                                       8.2
                                                                                      --------------------
                                                                                             10.5
Less notes payable and other amounts due within one year                                     (4.7)
                                                                                      --------------------
   Total Long-Term Debt                                                               $       5.8
                                                                                      ====================

         Maturities of notes payable and long-term debt for the five years succeeding December 29, 2000 are $4.7 million in 2001, $0.7 million in 2002, $2.6 million in 2003, $0.8 million in 2004, $0.8 million in 2005, and $0.9 million thereafter. Cash paid for interest during the year ended December 29, 2000 was approximately $2.6 million. Notes payable and long-term debt had an average interest rate of 4% per annum as of December 29, 2000.

         Upon acquisition, the Company became a guarantor of GenCorp's five-year, $500 million senior credit facility partially used to finance the acquisition of Draftex (see Note C).

NOTE J - LEASE COMMITMENTS

         The Company leases certain facilities, machinery and equipment under long-term, noncancelable operating leases. Rent expense under all operating leases totaled $4.5 million during the year ended December 29, 2000. The Company leases certain facilities under a capital lease arrangement through 2007. Property, plant and equipment includes $2.5 million (net of accumulated amortization of $0.1) of equipment acquired under this capital lease.

         Future minimum lease payments under capital and operating leases as of December 29, 2000 are as follows:

                                                                                     Capital       Operating
                                                                                      Leases         Leases
                                                                               ---------------------------------
                                                                                  (U.S.dollars, in millions)
2001                                                                                $  0.4            $  3.6
2002                                                                                   0.4               2.1
2003                                                                                   0.4               1.7
2004                                                                                   0.4               1.6
2005                                                                                   0.4               1.6
Thereafter                                                                             1.0               0.7
                                                                               ----------------- ---------------
Total minimum lease payments                                                           3.0            $ 11.3
                                                                                                 ===============
Less: amounts representing interest                                                    0.7
                                                                               -----------------
Present value of net minimum lease payments, (including current portion of
    $0.3 million)                                                                   $  2.3
                                                                               =================

NOTE K - RELATED PARTY TRANSACTIONS

         The Company was subject to allocations of interest and management fees from Laird. The allocation was based on each subsidiary's intercompany balances with Laird. Total charges allocated from Laird to the Company were $8.6 million for the year ended December 29, 2000.

         The Company has an agreement with Draftex SA (a wholly owned subsidiary of Laird not purchased by GenCorp) whereby, Draftex SA, on the behalf of the Company, collects receivables for certain Draftex companies for a commission of approximately 0.45% of annual sales. In addition, these companies can borrow short-term funds from Draftex SA at an interest rate of approximately 4.0% per annum. The related amounts at December 29, 2000 are shown as a current receivable and a current payable on the accompanying balance sheet.

         During 2000, Laird contributed $135.1 million to the Company through a transfer from amounts payable to Laird. The Company's net payable to Laird of $35.4 million at December 29, 2000 was settled upon the sale to GenCorp as an increase of the purchase price paid by GenCorp.

         The Company borrowed approximately $10.1 million from a subsidiary of GenCorp and $3.8 million directly from GenCorp in December 2000 to meet certain working capital needs prior to the GenCorp acquisition. Substantially all of these amounts were repaid to GenCorp subsequent to December 29, 2000.

NOTE L - CONTINGENCIES

COLLECTIVE BARGAINING UNIT AGREEMENTS

         As of December 29, 2000, approximately 50 percent of the Company's employees are covered by a variety of collective bargaining unit agreements, which are generally subject to review and renewal each year.

OTHER

         The Company is subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, after reviewing the information which is currently available with respect to such matters and consulting with the Company's counsel, any liability which may ultimately be incurred with respect to these additional matters will not materially affect the combined consolidated financial position, results of operations or cash flows of the Company.

NOTE M - GEOGRAPHIC SEGMENT INFORMATION

         The Company operates in one industry segment, primarily to produce extruded rubber profiles engineered to meet the specifications of its customers in the passenger car market. Following is a summary of operations within geographic areas. Sales are attributed to regions based on the location of the sale origination.

                                                              Year Ended
                                                           December 29, 2000
                                                          --------------------
                                                           (U.S.dollars, in
SALES TO UNAFFILIATED CUSTOMERS                                millions)
     Europe                                                    $  330.6
     United States                                                 96.4
     Other                                                         10.2
                                                          --------------------
                  Total                                        $  437.2
                                                          ====================

                                                           December 29, 2000
                                                          --------------------
                                                           (U.S.dollars, in
TOTAL LONG-LIVED ASSETS                                        millions)
     Europe                                                    $  120.3
     United States                                                 53.4
     Other                                                         11.8
                                                          --------------------
                  Total                                        $  185.5
                                                          ====================

         b)       Pro Forma Financial Information

                  Introduction to Unaudited Pro Forma Combined Condensed
                    Financial Statements
                  Unaudited Pro Forma Combined Condensed Statement of Income
                    for the Year Ended November 30, 2000
                  Unaudited Pro Forma Combined Condensed Statement of Income
                    for the Three Months Ended February 28, 2001
                  Notes to Unaudited Pro Forma Combined Condensed Statements
                    of Income

                                  GENCORP INC.
  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combined condensed statements of income for the year ended November 30, 2000 and the three months ended February 28, 2001 give effect to the business combination involving GenCorp and the Draftex International Car Body Seals Division ("Draftex") of The Laird Group Public Limited Company as if such business combination had occurred on December 1, 1999 and was accounted for using the purchase method of accounting. An unaudited pro forma combined consolidated balance sheet of GenCorp and Draftex is not presented, as a consolidated balance sheet including Draftex has been presented in the Company's Form 10-Q for the quarter ended February 28, 2001, as filed with the Securities and Exchange Commission. The unaudited pro forma combined condensed statement of income for the year ended November 30, 2000 include the historical results of GenCorp for the year ended November 30, 2000 and the historical results of Draftex for the year ended December 29, 2000. The unaudited pro forma combined condensed statement of income for the three months ended February 28, 2001 include the historical results of GenCorp for the three months ended February 28, 2001, which include Draftex from the acquisition date, December 29, 2000, and the results of Draftex for the one month ended March 31, 2001.

     GenCorp has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions within the GDX Automotive business segment. GenCorp has not and cannot quantify all of these savings due to the short period of time since the Draftex acquisition occurred. It is anticipated that these savings will be partially offset by the increased borrowing costs and increases in costs related to GenCorp's corporate management. However, these costs, like the savings they offset, cannot be accurately quantified. The pro forma results do not give effect to anticipated cost savings or incremental costs that may occur as a result of restructuring, integration, and consolidation of the acquisition.

     The unaudited pro forma combined condensed financial statements include certain adjustments to the historical financial statements, including adjusting amortization expense to reflect purchase price allocations of the entities acquired by GenCorp, adjusting interest expense to reflect acquisition-related debt and the related income tax effects of these adjustments.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma combined condensed financial statements do not purport to represent what GenCorp's results of operations would actually have been if such transactions had in fact occurred on those dates or to project GenCorp's results of operations for any future period. Because GenCorp and Draftex were not under common control or management for all periods, unaudited pro forma combined condensed results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined condensed financial statements should be read in conjunction with the Draftex combined consolidated financial statements and notes thereto included elsewhere herein, and GenCorp's historical consolidated financial statements included in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

                                  GENCORP INC.
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED NOVEMBER 30, 2000
              (U.S. DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                      GenCorp                       Pro Forma
                                                        Inc.        Draftex         Adjustments        Pro Forma
                                                  -------------- ------------- --------------------- ------------
Net Sales                                               $  1,047       $  437          $   -            $1,484

Costs and Expenses:
     Cost of products sold                                   855          421              -             1,276
     Selling, general and administrative                      40            9              -                49
     Depreciation and amortization                            50           14              2   (c)          66
     Interest expense                                         18            2             18   (a)          38
     Interest and fees paid to Laird                           -            9             (9)  (b)           -
     Other (income) expense, net                             (12)           3              -                (9)
     Foreign currency transaction loss                         8            -             (8)  (d)           -
     Unusual items, net                                       (4)          11              -                 7
                                                  ---------------------------------------------------------------
                                                             955          469              3             1,427
                                                  ---------------------------------------------------------------
Income (loss) before income taxes and
     cumulative effect of a change in
     accounting principle                                     92          (32)            (3)               57
Income tax (provision) benefit                               (37)          (1)            11  (e)(f)       (27)
                                                  ---------------------------------------------------------------
Income (loss) before cumulative effect of a
     change in accounting principle                           55          (33)             8                30
Cumulative effect of a change in  accounting
     principle, net of taxes                                  74            -              -                74
                                                  ---------------------------------------------------------------
Net Income (Loss)                                       $    129       $  (33)         $   8           $   104
                                                  ============== ============= =============== ===== ============

Basic and diluted earnings per share of
     common stock:
Before cumulative effect of a change in
     accounting principle                               $   1.31                                       $  0.71
Cumulative effect of a change in  accounting
     principle                                              1.76                                          1.76
                                                  --------------                                     ------------
         Total                                          $   3.07                                       $  2.47
                                                  ==============                                     ============


See accompanying notes.

                                  GENCORP INC.
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      THREE MONTHS ENDED FEBRUARY 28, 2001
              (U.S. DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                    GenCorp                        Pro Forma
                                                      Inc.         Draftex        Adjustments        Pro Forma
                                                  -------------- ------------- --------------------- ------------
Net Sales                                              $ 353        $  36              $ -              $ 389

Costs and Expenses:
     Cost of products sold                               309           34              --                 343
     Selling, general and administrative                  11           --              --                  11
     Depreciation and amortization                        18            1              --                  19
     Interest expense                                      9           --               2(a)               11
     Other (income) expense, net                          (1)          --              --                  (1)
     Foreign currency transaction gain                   (11)          --              11(d)               --
     Unusual items, net                                    6           --              --                   6
                                                     ----------    --------        ------------        -----------
                                                         341           35              13                 389
                                                     ----------    --------        ------------        -----------

Income before income taxes                                12            1             (13)                 --
Income tax (provision) benefit                             5           --               4(e)(f)             9
                                                     ----------    --------        ------------        -----------

Net Income                                             $  17        $   1           $  (9)              $   9
                                                     ==========    ========        ============        ===========

Basic and diluted earnings per share of common
     stock                                             $0.39                                            $0.21
                                                    ===========                                         =========

                                  GENCORP INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

ASSUMPTIONS - The unaudited pro forma combined condensed statements of income for the year ended November 30, 2000 and for the three months ended February 28, 2001 are presented as if the acquisition of Draftex had occurred on December 1, 1999.

BUSINESS COMBINATIONS - The acquisition of Draftex is being accounted for under the purchase method of accounting for business combinations. Certain items affecting the purchase price and its allocation are preliminary. The preliminary purchase price consists of the following (U.S. dollars, in millions):

                     Cash paid to seller              $     209
                     Liabilities assumed                    175
                     Acquisition related costs                7
                                                      -----------------
                     Total                            $     391
                                                      =================

     The Company has preliminarily allocated the purchase price as follows (U.S. dollars in millions):


                     Tangible assets                  $     302
                     Intangible assets                       89
                                                      -----------------
                     Total                            $     391
                                                      =================

     The amount preliminarily allocated to intangible assets is expected to be reduced as a result of certain adjustments currently under negotiation with Laird, as provided for in the purchase agreement.

PRO FORMA ADJUSTMENTS - The following adjustments have been made to the unaudited pro forma combined condensed statements of income:

(a) To record interest expense on the additional debt obligations incurred by the Company in connection with the acquisition of Draftex.

(b)  To reverse interest and management fees allocated to the Company by Laird.

(c) To record amortization of estimated intangible assets using the straight-line method over a useful life of 20 years.

(d) To reverse the effect of forward contracts entered into in connection with the Draftex acquisition. The settlement of these foreign currency contracts resulted in GenCorp recognizing a loss of $8 million during the year ended November 30, 2000 and a gain of $11 million during the three months ended February 28, 2001.

(e) To record an income tax benefit for the loss of Draftex at GenCorp's estimated effective tax rate of 40 percent.

(f) To record the tax effect for the year ended November 30, 2000 and the three months ended February 28, 2001 associated with the pro forma adjustments at GenCorp's effective income tax rate of 40%.

ACQUISITION COSTS - GenCorp incurred costs of approximately $7 million related directly to the Draftex acquisition which have been factored into the purchase price.

OTHER - No adjustments have been made in these combined condensed pro forma statements of income to conform the accounting policies of Draftex with those of GenCorp. The nature and extent of such adjustments, if any, are not expected to be significant.



                                   ----------

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  GENCORP INC.




                                   By: /s/ Terry L. Hall
                                       -------------------------------------
                                   Name:     Terry L. Hall
                                   Title:    Senior Vice President and Chief
                                             Financial Officer




Dated:  May 16, 2001